Exhibit 99.1

News From

Royal Caribbean Cruises Ltd.

Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

305/539-6572

Contact:	Michael Sheehan (305) 539-6572
Ian Bailey (305) 982-2625

For Immediate Release

ROYAL CARIBBEAN CRUISES LTD. ANNOUNCES

DISCONTINUATION OF DIVIDEND

MIAMI – November 18, 2008 – The Board of Directors of Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL), as a result of its quarterly review of dividend policy, decided today to discontinue the company’s common stock dividend.

“We recognize our dividend is important to many of our shareholders,” said Richard D. Fain, chairman and chief executive officer. “However, the best way to reward all of our shareholders is to continue to position the company for future earnings growth and enhance our liquidity during this period of heightened economic and financial market volatility.”

“As we have described previously, Royal Caribbean has been proactive in arranging financing commitments or government guarantees for all of its remaining ship orders,” Fain continued. “We expect these financing arrangements will be adequate to  meet our ongoing operations and capital expenditure requirements. Nonetheless, in the current economic and capital markets environment, we feel it is prudent to actively   manage our liquidity profile and add to our financial flexibility.”

The company has been aggressive in the last several months in taking actions to improve both its profitability and liquidity including reductions in running costs, general    and administrative expenses and capital expenditures. Discontinuing the dividend is a natural corollary to these ongoing efforts.

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This is the time of year that the Board of Directors normally considers fourth quarter dividends. The quarterly dividends have recently been at a rate of $0.15 per   share, totaling approximately $130 million per year. The cost savings previously  announced are estimated to save the company approximately $125 million per year.      The company continues to focus on savings opportunities and will continue to assess its liquidity position as the global economy and financial markets begin to stabilize.

Three weeks ago, the company provided information about current booking patterns and future trends. While the economic outlook continues to evolve, the general booking patterns have not changed and the company reaffirms the guidance it then provided.

Certain statements in this news release are forward-looking statements. Words      such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “goal”, “intend”, “may”, “plan”, “project”, “seek”, “should”, “will”, and similar expressions are intended to help identify these forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the      future results, performance or achievements expressed or implied in those forward-  looking statements. We undertake no obligation to publicly update or revise any    forward-looking statements, whether as a result of new information, future events or otherwise.

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